Exhibit 99.1

Sarissa Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants

Greenwich, Connecticut, December 10, 2020 – Sarissa Capital Acquisition Corp. (the “Company”) announced today that, commencing December 11, 2020, holders of the 20,000,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “SRSA” and “SRSAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “SRSAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The Company is a new blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, it intends to focus on the healthcare industry in the United States and other developed countries.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk factors” section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Sarissa Capital Acquisition Corp.

Sarissa Capital Acquisition Corp. (the “Company”) is a new blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s sponsor, Sarissa Capital Acquisition Sponsor LLC, was capitalized by investment funds managed by Sarissa Capital Management LP, which was founded by Alex Denner, Ph.D. While the Company may pursue an acquisition opportunity in any industry or sector, it intends to focus on the healthcare industry in the United States and other developed countries.

Contact

Eric Vincent

Sarissa Capital Acquisition Corp.

203-302-2460

Media Contacts:

Steve Bruce / Taylor Ingraham

ASC Advisors

203-992-1230

sbruce@ascadvisors.com / tingraham@ascadvisors.com